Exhibit 107

CALCULATION OF REGISTRATION FEE

S-8

(Form Type)

Wejo Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.001 per share	Rule 457(c) and Rule 457(h)	16,911,036	(2)	$3.13	(3)	$52,931,543.68	(3)	$92.70 per million dollars	$4,906.75
Equity	Common Shares, par value $0.001 per share	Rule 457(c) and Rule 457(h)	2,818,506	(4)	$3.13	(3)	$8,821,923.78	(3)	$92.70 per million dollars	$817.79
Equity	Common Shares, par value $0.001 per share	Rule 457(h)	1,322,876	(5)	$11.38		$15,054,328.88	(6)	$92.70 per million dollars	$1,395.54
Total Offering Amounts							$76,807,795.34			$7,120.08
Total Fee Offsets
Net Fee Due										$7,120.08

(1)

Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers an indeterminate number of Company Common Shares that become issuable under the 2021 Plan and ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Company Common Shares.

(2)

Represents 16,911,036 Company Common Shares reserved for issuance pursuant to awards under the 2021 Plan and currently includes 4,227,759 Company Common Shares issuable pursuant to vested and unvested RSUs.

(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sale prices of the Company Common Shares on April 19, 2022 as reported in the consolidated reporting system.
(4)	Represents 2,818,506 Company Common Shares reserved for issuance pursuant to future awards under the ESPP.
(5) (6)

Represents Company Common Shares available for issuance upon exercise of outstanding options granted under the 2021 Plan.

Estimated in accordance with Rule 457(h) under the Securities Act based upon the price at which the options may be exercised.

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